UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

Amendment No.1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):  October 11, 2013 (September 30, 2013)

Commission file number 1-06155

SPRINGLEAF FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	35-0416090
(State of Incorporation)	(I.R.S. Employer Identification No.)

601 N.W. Second Street, Evansville, IN	47708
(Address of principal executive offices)	(Zip Code)

(812) 424-8031

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Springleaf Finance Corporation’s Current Report on Form 8-K filed on October 4, 2013, is replaced in its entirety as follows:

Employment Agreement with Jay Levine

On September 30, 2013, Springleaf Finance Inc. and Springleaf General Services Corporation entered into an employment agreement with Jay Levine pursuant to which he serves as our President and Chief Executive Officer.  The initial term of the agreement expires on December 31, 2015, and the agreement will automatically be renewed for additional one-year terms thereafter unless either party provides notice of non-renewal to the other at least 90 days before expiration of the then-current term.

Mr. Levine’s employment agreement provides that Mr. Levine receives an annual base salary of $400,000 and is eligible to participate in our annual cash incentive plan. The agreement also provides that Mr. Levine is eligible to participate in all retirement and welfare benefit plans and paid-time off policies as are made available to our senior executives.

Mr. Levine’s employment agreement also provides that if his employment is terminated by us without “cause” (as defined in the agreement) or by Mr. Levine for “good reason” (as defined in the agreement and summarized below), and if Mr. Levine executes a general release of claims in a form acceptable to us and continues to comply with all applicable restrictive covenants, he will receive (i) continued base salary payments for 12 months and (ii) a pro-rated annual bonus for the year of termination, based on the average of the annual bonuses paid to him for the three years prior to termination (or such lesser number of years for which he received a non-zero annual bonus, if applicable).

Mr. Levine’s employment agreement provides that he will not compete with us for one year following notice of his termination of employment for any reason.  In addition, the agreement provides that Mr. Levine will not solicit our employees, consultants, independent contractors, service providers, or current or prospective clients or customers for two years following the termination of his employment for any reason.  The agreement also contains standard perpetual provisions relating to confidentiality, intellectual property and non-disparagement.

For purposes of Mr. Levine’s employment agreement, “good reason” means, in summary, (i) a substantial and sustained diminution in his authority or responsibility, (ii) a reduction of his base salary or bonus opportunity (other than an across-the-board reduction of less than 10% for all senior management), (iii) relocation of his principal location of employment by more than 25 miles, (iv) his removal as CEO or as a member of the board of directors, (v) failure to pay him compensation when due or (vi) our failure to renew the term of the agreement.

Grant of Restricted Stock Units Relating to Springleaf Holdings, LLC Common Units

On September 30, 2013, Jay Levine, John Anderson and Mohsin Meghji were granted restricted stock units relating to a total of 8.203125 common units of Springleaf Holdings, LLC.  These restricted stock units will be converted into the right to receive 8.203125% of the outstanding shares of Springleaf Holdings, Inc. (“SHI”) common stock following the conversion of Springleaf Holdings, LLC into SHI, which is expected to occur prior to the completion of the initial public offering of SHI common stock.  The shares of SHI common stock underlying these restricted stock units will be delivered on the earlier of the completion of that offering and March 15, 2014.

The shares of SHI common stock to be delivered in respect of the restricted stock units may not be sold or otherwise transferred by a holder until the earlier of September 30, 2018 or the holder’s death, except that the holders may sell a limited number of the shares sufficient to cover certain tax obligations relating to the shares and certain other equity interests.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGLEAF FINANCE CORPORATION

By:	/s/ Minchung (Macrina) Kgil
Name: Minchung (Macrina) Kgil
Title: Senior Vice President and Chief Financial Officer

Date: October 11, 2013